Exhibit 99.1

Bitstream Inc. Reports Third Quarter Results for 2010

The Company reported that third quarter revenue increased 6% to $5,982,000, as compared to the third quarter of 2009, as well as 10% sequential revenue growth as compared to the second quarter of 2010.

MARLBOROUGH, MA—(Business Wire)—November 15, 2010—Bitstream Inc. (Nasdaq: BITS) today reported that total revenue increased by $322,000 or 6% to $5,982,000 for the three months ended September 30, 2010 as compared to total revenue of $5,660,000 for the three months ended September 30, 2009 and by $547,000 or 10% sequentially as compared to $5,435,000 for the three months ended June 30, 2010. The Company’s aggregate cash, cash equivalents, and investments at September 30, 2010 totaled $12,609,000, an increase of $476,000 from a balance of $12,133,000 at June 30, 2010 and a decrease of $5,815,000, as compared to a balance of $18,029,000 at December 31, 2009, reflecting the use of $6,528,000 of cash in the second quarter of 2010 to purchase certain assets of Press-sense Ltd.

“We are excited to see our revenues grow to $5,982,000 for the third quarter, our highest quarterly revenue since the second quarter of 2008,” said Anna Magliocco-Chagnon, President and Chief Executive Officer. “This growth was the result of increased sales for our e-commerce and Pageflex businesses as compared to the quarter ended June 30, 2010, a large order for our OEM font business and the addition of our first OEM revenue related to our new iWay product during the third quarter. We also made significant progress in building our relationships with our publishing OEM partners and look forward to growing this business as these partners relaunch the iWay product through their sales channels. We are also excited about the team we are building for our BOLT browser product line and the level of experience that they bring to us as we continue to focus on signing deals to monetize our BOLT offering.”

Our e-commerce sales increase for the three months ended September 30, 2010 contributed to an increase in direct third party cost of revenue, consisting primarily of royalty expenses, of $503,000 or approximately 30%, as compared to the three months ended September 30, 2009. Operating expenses increased $1,364,000 to $4,209,000 for the three months ended September 30, 2010 from $2,845,000 for the three months ended September 30, 2009. The increase was primarily due to increases in research and development (“R&D”) and general and administrative (“G&A”) expenses of $823,000 and $467,000, respectively. The increase in R&D expense consisted primarily of $571,000 due to the addition of R&D resources related to the iWay product line, as well as, an increase of $194,000 of increased publishing and browsing personnel related costs including salaries, benefits, and facilities. The increase of G&A expense was primarily the result of $109,000 in acquisition costs associated with the purchase of assets from Press-sense Ltd., $191,000 in director fees and expenses due to increases in the number of board members during 2010 (including $63,000 from the acceleration of stock award vesting for Mr. Ying upon his retirement), as well as a $203,000 increase in professional services including services from accounting, auditing, tax, legal and investor relations firm.

GAAP Results

Our loss from operations was $(1,091,000) for the three-months ended September 30, 2010, as compared to operating income for the three-months ended September 30, 2009 of $536,000. Our net loss for the three months ended September 30, 2010 was ($1,174,000) or ($.12) per share as compared to net income for the three months ended September 30, 2009 of $519,000 or $.05 per fully diluted share.

Non-GAAP Results

Our Non-GAAP results for the three months ended September 30, 2010 exclude stock-based compensation expense, the amortization of intangible assets primarily acquired from Press-sense Ltd. and acquisition costs for certain assets of Press-sense Ltd. Our Non-GAAP loss from operations was $(587,000) for the three months ended September 30, 2010, as compared to operating income for the three months ended September 30, 2009 of $759,000. Our Non-GAAP net loss was $(670,000) or $(0.07) per share for the three months ended September 30, 2010, as compared to net income for the three months ended September 30, 2009 of $742,000 or $0.07 per fully diluted share. A reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

CONFERENCE CALL REMINDER

Today, November 15, 2010 at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its results for the quarter ended September 30, 2010:

•	Domestic Dial-in number: 1-866-244-4526

•	International Dial-in number: 1-703-639-1172

Call into the conference number 5-10 minutes prior to the start time. An operator will request that you provide your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please contact Bitstream at (617) 497-6222.

A replay of the conference call will be available through November 25, 2010 (access code): 1496665

•	Domestic Replay number: 1-888-266-2081

•	International Replay number: 1-703-925-2533

The replay will also be available via the Company’s website at www.bitstream.com/corporate/investor.

Forward Looking Statements Disclosure

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2009, as supplemented by Bitstream’s subsequent quarterly reports on Form 10-Q in 2010.

Use of Non-GAAP Financial Information

To supplement the financial measures presented in the Company’s press release in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company also presents non-GAAP measures relating to income or loss from operations, net income or loss and net income or loss per diluted share which were adjusted from amounts determined based on GAAP to exclude share-based compensation expenses, as well as expenses from the amortization of intangible assets primarily acquired from Press-sense Ltd. and the acquisition costs for acquiring certain assets of Press-sense Ltd.

The Company believes these non-GAAP financial measures will enhance the reader’s overall understanding of Bitstream’s current financial performance and the Company’s prospects for the future by providing a higher degree of transparency for certain financial measures and providing a level of disclosure that helps investors understand how the Company plans and measures its own business.

These financial measures are not in accordance with GAAP, should not be considered an alternative for measures prepared in accordance with GAAP, and may have limitations in that they do not reflect all of Bitstream’s results of operations as determined in accordance with GAAP.

These non-GAAP measures should only be used to evaluate Bitstream’s results of operations in conjunction with the corresponding GAAP measures. The presentation of non-GAAP information is not meant to be considered superior to, in isolation from or as a substitute for results prepared in accordance with GAAP.

About Bitstream

Bitstream Inc. develops software technologies and applications for the graphic art and mobile communications industries. Bitstream’s award-winning fonts and font technologies enable device manufacturers and application developers to render the highest quality text in any language, on any device, at any resolution. The company’s MyFonts brand is the world’s leading provider of fonts to consumers. Bitstream’s Pageflex brand enables marketers to easily produce customized communications in print, email and online. The company’s latest offering is the BOLT mobile browser, which has been installed by millions of users worldwide since its release in February 2009. For more information visit www.bitstream.com.

Bitstream Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Software license	$4,739	$4,512	$13,075	$12,361
Services	1,243	1,148	3,550	3,549

Total revenue	5,982	5,660	16,625	15,910

Cost of revenue:
Software license	2,346	1,779	6,644	4,946
Services	518	500	1,472	1,622

Total cost of revenue	2,864	2,279	8,116	6,568

Gross profit	3,118	3,381	8,509	9,342

Operating expenses:
Marketing and selling	945	871	2,647	2,778
Research and development	2,057	1,234	5,076	3,641
General and administrative	1,207	740	2,994	2,195

Total operating expenses	4,209	2,845	10,717	8,614

Operating income (loss)	(1,091)	536	(2,208)	728

Interest and other income, net	45	18	109	53

Income (loss) before provision for income taxes	(1,046)	554	(2,099)	781
Provision for income taxes	128	35	158	96

Net income (loss)	$(1,174)	$519	$(2,257)	$685

Basic and diluted net income (loss) per share	$(0.12)	$0.05	$(0.23)	$0.07

Basic weighted average shares outstanding	9,921	9,799	9,878	9,770
Diluted weighted average shares outstanding	9,921	10,248	9,878	10,179

Bitstream Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands)

(unaudited)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$4,677	$17,915
Accounts receivable, net	1,188	1,689
Prepaid expenses and other current assets	641	802
Short-term investments-certificates of deposit	114	114

Total current assets	6,620	20,520

Property and equipment, net	622	643

Other assets:
Long-term investments	7,954	136
Goodwill	3,537	727
Intangible assets	3,561	78

Total other assets	15,052	941

Total assets	$22,294	$22,104

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,114	$1,091
Accrued payroll and other compensation	954	261
Other accrued expenses	844	808
Deferred revenue	1,867	1,762

Total current liabilities	4,779	3,922

Long-term deferred revenue	64	—
Long-term deferred rent	533	536

Total long-term liabilities	597	536

Total liabilities	5,376	4,458

Total stockholders’ equity	16,918	17,646

Total liabilities and stockholders’ equity	$22,294	$22,104

Bitstream Inc. and Subsidiaries

Non-GAAP Results

(In Thousands, Except Per Share Data)

(unaudited)

The following table shows Bitstream’s non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Operating income (loss):
GAAP operating income ( loss)	$(1,091)	$536	$(2,208)	$728
Stock-based compensation	293	216	778	616
Amortization of intangible assets	102	7	149	21
Acquisition costs	109	—	431	—

Non-GAAP operating income (loss)	$(587)	$759	$(850)	$1,365

Net income (loss):
GAAP net income (loss)	$(1,174)	$519	$(2,257)	$685
Stock-based compensation	293	216	778	616
Amortization of intangible assets	102	7	149	21
Acquisition costs	109	—	431	—

Non-GAAP net income (loss)	$(670)	$742	$(899)	$1,322

Diluted Net Income (loss) Per Share:
GAAP net income (loss) per share	$(0.12)	$0.05	$(0.23)	$0.07
Stock-based compensation per share	0.03	0.02	0.08	0.06
Amortization of intangible assets per share	0.01	—	0.02	—
Acquisition costs per share	0.01	—	0.04	—

Non-GAAP net income (loss) per share	$(0.07)	$0.07	$(0.09)	$0.13

For the three and nine months ended September 30, 2010, diluted net loss per share is based on 9,921 and 9,878 diluted weighted average shares outstanding, respectively. Diluted net income per share is based on 10,248 and 10,179 diluted weighted average shares outstanding for the three and nine months ended September 30, 2009, respectively.

Investors:

EPOCH Financial Group

Victor Thompson, 888-751-1306

vthompson@epochfinancial.com